Exhibit 99.1

Citizens Financial Corp.’s earnings for the year ended December 31, 2007 were $1,407,000 compared to $2,087,000 in the year ended December 31, 2006.  On a per share basis earnings were $0.77 in 2007 and $1.13 in 2006, respectively.

The decrease in earnings is primarily attributable to a $779,000 increase in the provision for loan losses and a $237,000 increase in costs associated with the operation, valuation, and disposition of other real estate (ORE) acquired in the satisfaction of loans.  The higher loan loss provision is primarily the result of one troubled credit.  The increased ORE costs are largely the result losses on the sale of properties during the year.  We currently do not own any additional ORE.

Despite the increase in the provision and the added ORE expenses, overall credit quality continues to progress with improvements in our credit management processes.  Past due loans have also improved since December 31, 2006 as they have fallen from $5,347,000 at year end to $2,917,000 at December 31, 2007.  Furthermore, loans past due more than 90 days has decreased from $1,086,000 to $514,000 over the same period.

Citizens is a one bank holding company which serves much of eastern West Virginia through the six branches of it’s subsidiary, Citizens National Bank, and is headquartered in Elkins, West Virginia.  The company’s stock trades on the over the counter bulletin board under the symbol CIWV.  Additional information about the company and its performance will be made available on the company’s website at www.cnbelkins.com in its Form 10-K to be filed prior to March 30, 2008.